Exhibit 3.2

AMENDMENT NO. 6
TO
FIRST AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP
OF SUNOCO LP
May 8, 2018
This Amendment No. 6 (this “Amendment No.6”) to the First Amended and Restated Agreement of Limited Partnership of Sunoco LP (the “Partnership”), dated as of September 25, 2012, as amended by Amendment No. 1 thereto dated as of October 27, 2014, Amendment No. 2 thereto dated as of July 31, 2015, Amendment No. 3 thereto dated as of January 1, 2016, Amendment No. 4 thereto dated as of June 6, 2016 and Amendment No. 5 thereto dated as of March 30, 2017 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of May 8, 2018, by Sunoco GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, Section 2.3 of the Partnership Agreement provides that, among other things, the General Partner may change the principal office of the Partnership at any time and from time to time by notice to the Limited Partners;
WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement pursuant to Section 13.1(a) of the Partnership Agreement to reflect, among other things, a change in the location of the principal place of business of the Partnership;
WHEREAS, the board of directors of the General Partner has authorized and instructed the General Partner to take any actions necessary, desirable or appropriate to change the principal office of the Partnership;
WHEREAS, effective as of the date hereof, the principal office of the Partnership and the address of the General Partner each are 8111 Westchester Drive, Suite 400, Dallas, Texas 75225;
WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment No. 6 to change the principal office of the Partnership and address of the General Partner to 8111 Westchester Drive, Suite 400, Dallas, Texas 75225, as it occurs throughout the Partnership Agreement, and shall provide notice to the Limited Partners of such changes;
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1. Amendment. Section 2.3 of the Partnership Agreement is hereby amended and restated to read as follows:
Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, Delaware, 19808, and the registered agent for service of process of the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 8111 Westchester Drive, Suite 400, Dallas, Texas 75225, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 8111 Westchester Drive, Suite 400, Dallas, Texas 75225, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 3. If any provision or part of a provision of this Amendment No. 6 is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Amendment No. 6 shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.
Section 4. This Amendment No. 6 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 6 has been executed as of the date first above written.

GENERAL PARTNER:
SUNOCO GP LLC

_/s/Joseph Kim
Name: Joseph Kim
Title: President and Chief Executive Officer